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                                                                  EXHIBIT 99.1

                                                          ROWAN COMPANIES, INC.


NEWS RELEASE                               2800 POST OAK BOULEVARD, SUITE 5450
                                          HOUSTON, TEXAS  77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                         January 27, 2004


                           ROWAN ANNOUNCES OFFERING OF
                        10,000,000 SHARES OF COMMON STOCK

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today the pricing of an offering of 10,000,000 shares of its common stock. Net proceeds from this offering are estimated to be approximately $230 million and will be used for general corporate purposes, including capital expenditures and additions to working capital. Rowan expects the offering to close on January 30, 2004.

         The shares of common stock will be issued under Rowan's universal shelf registration statement. Approximately 1.7 million of the shares being sold are treasury stock. Lehman Brothers Inc. will serve as sole manager for the offering. Rowan has granted Lehman Brothers an over-allotment option to purchase up to an additional 1,500,000 shares of its common stock.

         A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distributions Services, 1155 Long Island Avenue, Edgewood, NY 11717.

         Any offering shall be made only by means of a prospectus and prospectus supplement. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 23 operated by the Company. The Company's stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

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This report contains forward looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.